UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2022

NAVITAS SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39755	85-2560226
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2101 E. El Segundo Blvd., Suite 205,	El Segundo,	CA	90245
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (844) 654-2642

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

    ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NVTS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements
of Certain Officers.

On May 17, 2022, Navitas Semiconductor Corporation (“Navitas”) appointed Ron Shelton as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Shelton, 61, was previously Chief Financial Officer of Adesto Technologies Corporation, a provider of application-specific semiconductors and embedded systems for Internet-of-Things (“IoT”) devices used in industrial, consumer, communications and medical applications, from 2011 to 2020. Mr. Shelton is currently a member of the board of directors and an officer of Parabellum Acquisition Corp. (NYSE: PRBM), a blank check company incorporated in February 2021 for the purpose of effecting a business combination with one or more businesses. In September 2021 Parabellum announced its intention to focus its search for a business combination target on companies that are actively engaged in IoT technology in various segments. Mr. Shelton has significant transactional experience and has been involved in various transactions with an aggregate value of over $2 billion, including mergers and acquisitions, IPOs, debt and equity financings, joint ventures, strategic investments, and technology licensing. Mr. Shelton’s other prior experience includes chief financial officer positions at GigOptix Inc. (NYSE MKT: GIG) (subsequently, GigPeak, Inc. (NYSE MKT: GGOX)) from 2009 to 2011, a consultant for various companies from 2007 to 2009 and chief financial officer positions at Alien Technology, LLC from 2005 to 2007, Alliance Semiconductor (Nasdaq: ALSCE) from 2002 to 2005; EmpowerTel Networks and Lara Networks simultaneously from 1999 to 2002 and Cirrus Logic, Inc. (Nasdaq: CRUS) from 1996 to 1999. Mr. Shelton has a bachelor’s degree in economics from Stanford University.

Mr. Shelton is currently employed by Navitas on a half-time basis and will transition to full-time employment on June 13, 2022. Mr. Shelton’s initial annual base salary is $350,000, with an opportunity to earn an annual incentive bonus of 50% of his base salary if target financial and other performance goals are achieved, and up to a maximum of 70% of his base salary if the goals are exceeded, in accordance with Navitas’ annual bonus plan. In connection with his recruitment, Mr. Shelton will receive grants under the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (“2021 Plan”) of 375,000 restricted stock units (“RSUs”), which will vest ratably over four years, and 225,000 performance-based RSUs subject to stock price and revenue performance goals, with vesting of each RSU award subject to continued employment on the applicable vesting dates. Under Mr. Shelton’s employment offer letter, if Mr. Shelton’s employment is involuntarily terminated without cause and other than as a result of a breach of his employment offer letter, then Mr. Shelton would be eligible for severance benefits equal to 12 months’ base salary and 12 months’ continued health benefits. If such a termination of employment occurs within 12 months of a change in control of Navitas, then Mr. Shelton would be eligible for severance benefits equal to 24 months’ base salary and 24 months’ continued health benefits, and full vesting of equity incentive awards outstanding on the date of termination (with performance-based awards vesting at target achievement). Under Mr. Shelton’s employment offer letter, if Navitas provides severance benefits which are more favorable to any other C-level executive, such improved benefits will be extended to Mr. Shelton.

The foregoing description of Mr. Shelton’s employment offer letter and elements of his compensation is qualified in its entirety by reference to the terms and conditions of the 2021 Plan and Mr. Shelton’s employment offer letter, included in past or forthcoming filings with the Securities and Exchange Commission.

In connection with Mr. Shelton’s appointment as Chief Financial Officer, Todd Glickman, Senior Vice President, Finance, who served as Navitas’ Interim Chief Financial Officer and Treasurer since October 19, 2021, stopped performing those interim roles effective May 23, 2022.

Item 7.01. Regulation FD Disclosure.

On May 26, 2022, Navitas issued a press release announcing the appointment of Ron Shelton as Senior Vice President, Chief Financial Officer and Treasurer. The press release is furnished as Exhibit 99.1 to this report and incorporated in this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated May 26, 2022
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVITAS SEMICONDUCTOR CORPORATION
Dated: May 26, 2022
	By:	/s/ Gene Sheridan
Gene Sheridan
President and Chief Executive Officer